UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15 (d) of
The Securities Exchange Act of 1934

DATE OF REPORT:
January 6, 2023
(Date of Earliest Event Reported)

Massachusetts
(State or Other Jurisdiction of Incorporation)

1-9047	04-2870273
(Commission File Number)	(I.R.S. Employer identification No.)

INDEPENDENT BANK CORP.
Office Address:	2036 Washington Street,	Hanover,	Massachusetts	02339
Mailing Address:	288 Union Street,	Rockland,	Massachusetts	02370
(Address of principal executive offices, including zip code)

NOT APPLICABLE
(Former Address of Principal Executive Offices)

(781)-878-6100
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each Class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 par value per share	INDB	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act (17CFR 230.405)) or Rule 12b-2 of the Exchange Act (17CFR 240.12b-2).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange
Act. ☐

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

As previously announced, in connection with a thoughtful succession process, the Board of Directors of Independent Bank Corp., a Massachusetts corporation (“Independent”) (NASDAQ Global Select Market: INDB) appointed Jeffrey J. Tengel as President and Chief Executive Officer of Independent, and as a member of the Board of Directors (the “Board”) of Independent, in each case, effective on or about February 6, 2023 (the “CEO Succession Date”) by votes of the Board taken on January 6, 2023. Mr. Tengel was appointed as a Class I member of the Board, effective as of the CEO Succession Date, with a term expiring at Independent’s 2024 annual shareholder meeting.

Mr. Tengel will succeed Christopher Oddleifson, who notified the Board on January 6, 2023 of his intention to step down as President and Chief Executive Officer of Independent effective as of the CEO Succession Date. On the CEO Succession Date, Mr. Oddleifson will transition into an executive advisory role through July 8, 2023, upon which date he will retire as an employee from Independent and thereafter serve as a consultant to Independent through December 31, 2023. Additionally, Mr. Oddleifson has informed the Board that he does not intend to stand for reelection as a director of the Board or as a director of Rockland Trust Company, a Massachusetts-chartered trust company and wholly-owned subsidiary of Independent (“Rockland Trust”) when his current terms expire at Independent’s 2023 annual shareholder meeting. The decision of Mr. Oddleifson to step down is not related to any disagreement between Mr. Oddleifson and Independent.

In connection with Mr. Tengel’s appointment as a member of the Board, the Board increased its size from fourteen members to fifteen members and increased the number of Class I directors from four members to five members, effective as of the CEO Succession Date.

Additionally, effective as of the CEO Succession Date, Mr. Tengel will replace Mr. Oddleifson as Chief Executive Officer of Rockland Trust, and will also be appointed as a member of the Rockland Trust Board of Directors.

About Jeffrey Tengel

Mr. Tengel, age 60, most recently served as Senior Executive Vice President, Head of Commercial Specialty Banking for M&T Bank. Prior to M&T’s recent acquisition of People’s United Financial, Mr. Tengel was President of People’s United where he was responsible for commercial banking, retail banking, and wealth management. During his twelve years at People’s United, Mr. Tengel grew the commercial loan portfolio from $9 billion to $33 billion through a combination of organic growth, acquisitions, new business initiatives, and new products.

Mr. Tengel joined People’s United in 2010 from PNC Bank where he worked following PNC’s acquisition of National City Bank. At National City, Mr. Tengel served as Executive Vice President of Corporate Banking, managing the specialized industry, capital markets, commercial real estate, equipment finance, and private equity business lines.

Mr. Tengel currently serves on the Board of Trustees of Quinnipiac University. Mr. Tengel received his Bachelor of Science degree in accounting from Marquette University and his M.B.A. from the Weatherhead School of Management at Case Western Reserve University.

Employment Agreement with Jeffrey Tengel

In connection with Mr. Tengel’s appointment as President and Chief Executive Officer of Independent and Chief Executive Officer of Rockland Trust, on January 6, 2023, Independent, Rockland Trust and Mr. Tengel entered into an employment agreement with respect to his employment commencing on the CEO Succession Date (the “Tengel Employment Agreement”). Pursuant to the Tengel Employment Agreement, Mr. Tengel will be eligible for the following compensation and benefits: (i) an annual base salary of $1,000,000, (ii) an annual cash incentive award with a target opportunity of 85% of his annual base salary, (iii) an annual equity incentive award with a target grant date fair value of 100% of his annual base salary, (iv) a one-time make-whole cash bonus in the amount of $1,620,000, less any amounts paid to Mr. Tengel by M&T in respect of his 2022 annual bonus (subject to repayment upon certain terminations of employment), (v) a one-time make-whole award of restricted shares with a grant date fair value of $1,000,000, vesting 20% on each of the first five anniversaries of the CEO Succession Date subject to his continued employment, (vi) relocation benefits up to an aggregate maximum of $100,000 (subject to repayment upon certain terminations of employment), and (vii) participation in health, welfare and retirement benefit programs on the same basis as other senior executives.

If Mr. Tengel resigns his employment for “good reason” other than during the 24-month period following a “change in control” of Independent, he will be eligible to receive 12 months (18 months if such termination occurs after the first anniversary of the CEO Succession Date) of continued base salary and a lump sum equal to the pre-tax cost to Rockland Trust of his participation in certain benefit plans for 12 months (18 months if such termination occurs after the first anniversary of the CEO Succession Date), less any portion already paid on behalf of Mr. Tengel. If Mr. Tengel’s employment is terminated by Independent or Rockland Trust for any reason other than death, disability or for “cause” other than during the 24-month period following a “change in control” of Independent, provided that Mr. Tengel executes a severance agreement containing a release of claims and a non-competition covenant consistent with that contained in the Tengel Employment Agreement, he will be entitled to the same severance payments described above.

The Tengel Employment Agreement also provides that if Mr. Tengel resigns his employment for “good reason” during the 24-month period following a “change in control” of Independent, he will be eligible to receive (i) an amount equal to two times the sum of his base salary and the greatest of (x) the aggregate amount of discretionary annual cash incentive payments made to him during the 12 months preceding the date of termination, (y) the aggregate amount of discretionary annual cash incentive payments made to him during the 12 months preceding the change in control, or (z) his target annual incentive award, (ii) a lump sum equal to the pre-tax cost to Rockland Trust of his participation in certain benefit plans for 36 months, less any portion already paid on behalf of Mr. Tengel, and (iii) vesting of outstanding equity awards. If Mr. Tengel’s employment is terminated by Independent or Rockland Trust for any reason other than death, disability or for “cause” during the 24-month period following a “change in control” of Independent, provided that Mr. Tengel executes a severance agreement as described above, he will be entitled to the severance payments and benefits in the immediately preceding sentence.

The Tengel Employment Agreement contains perpetual confidentiality and non-disparagement covenants and one year post-termination non-solicitation and non-competition (other than following a termination without cause or due to a layoff, except as may be agreed in a severance agreement) covenants.

The foregoing summary of the Tengel Employment Agreement does not purport to be complete and is qualified in its entirety by reference to such document, which is filed as Exhibit 10.1 and is incorporated by reference.

Succession and Consulting Services Agreement with Mr. Oddleifson

In connection with the succession and transition process, on January 10, 2023, Mr. Oddleifson and Independent entered into a letter agreement (the “Succession and Consulting Services Agreement”) setting forth the terms of his service as an executive advisor from the CEO Succession Date through July 8, 2023 (upon which date he will retire as an employee of Independent, and his Second Amended and Restated Employment Agreement, dated as of November 20, 2008 (the “Oddleifson Employment Agreement”), will terminate) and thereafter, as a consultant to Independent through December 31, 2023.

The Succession and Consulting Services Agreement provides that while Mr. Oddleifson serves as executive advisor, he will continue to receive his current rate of annual base salary and will continue to be eligible to participate in employee benefit plans on terms no less favorable that as apply to other senior executives. With respect to Independent’s 2022 performance year, Mr. Oddleifson will receive an annual cash incentive award based on actual performance in accordance with the terms of the Executive Incentive Plan Scorecard. Upon his retirement from employment, Mr. Oddleifson’s outstanding restricted stock awards will vest (or continue to be eligible to vest, in the case of performance-based awards) on a pro rata basis in accordance with the terms of the award agreements applicable upon retirement. Mr. Oddleifson will not be entitled to an annual cash incentive award in respect of Independent’s 2023 performance year or granted equity awards in 2023 or with respect to his service in 2023.

The Succession and Consulting Services Agreement further provides that Mr. Oddleifson will receive a consulting fee in the aggregate amount of $1,250,000 (the “Consulting Fee”) for the period during which he serves as a consultant, subject to his continued compliance with the restrictive covenants contained in the Oddleifson Employment Agreement. Mr. Oddleifson’s service as a consultant may be terminated by either Independent or Mr. Oddleifson upon 30 days’ written notice, and if such service is terminated by Independent without cause or by Mr. Oddleifson due to Independent’s material breach of the Succession and Consulting Services Agreement, then Mr. Oddleifson will continue to receive the Consulting Fee as if such termination had not occurred.

The foregoing summary of the Succession and Consulting Services Agreement does not purport to be complete and is qualified in its entirety by reference to such document, which is filed as Exhibit 10.2 and is incorporated by reference.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

Exhibit #	Exhibit Description
10.1	Employment Agreement, dated as of January 6, 2023, by and among Jeffrey J. Tengel, Independent and Rockland Trust.
10.2	Letter Agreement Regarding Succession and Consulting Services, dated as of January 10, 2023, by and between Christopher Oddleifson and Independent.
104	Cover page interactive data file (formatted as inline XBRL and contained in Exhibit 101).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned and hereunto duly authorized.

INDEPENDENT BANK CORP.

Date:	January 11, 2023	By:	/s/ Patricia M. Natale
PATRICIA M. NATALE
DEPUTY GENERAL COUNSEL